Exhibit 10.46

[MWB LOGO] Business Exchange

BUSINESS EXCHANGE CENTRES Licence Agreement

Agreement ID	112376		Date	24.04.06

Reading Business Exchange Centre Address (Premises)		Business Exchange Centre Bank Details
Atlantic House Imperial Way Reading RG2 0TD		Barclays Bank Plc PO Box 151 61, 50 Pall Mall London SW1 A 1QA Sort Code: 20-65-82		Account No: 00994367

Company	Alien Technology	Name		Andrew Berger
Address	18220 Butterfield Boulevard	Title		Mr
City	Morgan Hill	Tel:
County		Fax:
Post Code	CA 95037	Email:
Country	USA	Mobile:
Company Reg. No:
Invoicing Details (If different)
Company		Name
Address		City
County		Post Code
Tel:		Fax:
Email:
Agreement Details

Accommodation	Workstations	Office No	List Price Licence Fee	Adjustments		Details /Description		Net Total
	13	G11	£6,775.00	-£	2,32.00			£4,463.00
			£0.00		£0.00			£0.00
			£0.00		£0.00			£0.00
			£0.00		£0.00			£0.00
			£0.00		£0.00			£0.00
			Monthly Fee - incl Continuation Sheet if appl.					£4,463.00
			Handsets		0	@	£24.99	£0.00
			VAT				Rate %	17.5%
			Total Monthly Fee (calendar month)					£5,244.03

For Invoicing:			Licence Fee					£4,463.00
			Handsets					£0.00
			Deposit (select months)				2	£8,926.00
			VAT					£781.03
			Total Initial Payment					£14,170.03
Additional Provisions

Please Ignore Total Initial Payment box. Handset charge of £24.99 to apply from 1st November 2006. Deposit top up will be collected on 01/06/06

Notice Period		3	Start Date		01/06/06	End Date	31/05/2007

Term	Months:	12	Days:	0
For and on behalf of us The Owner:					For and on behalf of you The Client

Name		Anya Behan			Name	Andrew Berger

Title		Business Development Manager			Title

Date		24-Apr-06			Date	24-Apr-06

Signature					Signature

This agreement is made between us and you and you confirm that you have read and understood the Terms and Conditions overleaf and agree to be bound by them and we agree to provide the services and facilities mentioned overleaf. Business Exchange Centres Limited is the trading name of MWB Business Exchange Pic. Registered Office: 179 Great Portland Street, London W1W 5LS. Registered in England No: 05628635.

Serviced Offices and Workplace Solutions						Business Exchange Centres

LEASED LINES SERVICES TERMS & CONDITIONS

1. Services

1.1 MWB will use its reasonable endeavours to provide the Services listed in the Order Form to the Licensee in accordance with the Service Availability Schedule for the duration of the Term, subject to the terms and conditions of this agreement.

12 Any target dates for performance of MWB’s obligations set out in the Order Form are estimates only and time for performance of MWB’s obligations will not be of the essence.

2. Licensee’s obligations

2.1 The Licensee shall provide all reasonable co-operation to MWB without charge to assist MWB in performing its obligations under this agreement. Such co-operation may include:

(a)	reasonable access to, and co-operation by, the Licensee’s staff;

(b)	reasonable access to the Accommodation (without affecting MWB’s rights to enter the Accommodation under the Licence Agreement or otherwise);

(c)	(promptly reporting to MWB any defect or error in any Services of which the Licensee becomes aware (and confirming the details in writing);

(d)	providing any information which MWB may reasonably request;

(e)	obtaining all necessary consents or licences which may be required from any third party (such as any third party licensor of any component of the Licensee’s computer system) which may be required for MWB to provide the Services; and

(t)	where appropriate, making available reasonable facilities for the storage and safekeeping of equipment.

2.2 The Licensee will be responsible for making back-ups of all data and MWB shall have no liability for loss of any of the Licensee’s data.

2.3 The Licensee understands that neither MWB nor its Network Services Supplier is responsible for the content of the transmissions which may pass through the Internet and/or the Network Connection. The Licensee agrees that it will NOT use the Network Connection in ways that violate laws, infringe the rights of others, or interfere with the users, services, or equipment of the Network Services Supplier’s network. For example, the Licensee shall not distribute unsolicited advertising, chain letters, or commercial electronic mail (“spamming”); propagate computer worms or viruses; attempt to gain unauthorized entry to other computers, data or networks; distribute child pornography, obscenity, or defamatory material over the Internet; or infringe any third party copyright, trade mark, or other intellectual property right.

2.4 The Licensee shall notify MWB immediately if it becomes aware of any improper use of the Network Connection and/or damage and/or likelihood of damage to the Network Connection.

2.5 The Licensee shall comply with any reasonable instructions given to it by MWB, in particular, but not limited to, instructions relating to the Network Connection.

2.6 The Licensee further agrees to comply with U.S. Export laws concerning the transmission of technical data and other regulated materials via the Network Connection.

2.7 In relation to any Shared Internet Access Services, the Services may not be used by the Licensee:

(a)	at a greater number of workstations than the number specified on the Order Form;

(b)	for proxy use (which for these purposes mean use as a device that allows a network used by a number of users to share a single IP address to directly access the Internet)

(c)	for the connection of Licensee firewall without the express consent of MWB

(d)	for the connection of Licensee equipment that will (at MWB’s discretion) disproportionately degrade the overall performance of the Shared Internet Access Service

3. Payment

3.1 The Licensee will pay to MWB the charges set out in the Order Form. Charges will be due on the dates (or on the happening of events) specified in the Order Form.

3.2 Unless stated otherwise in the Order Form, prices set out in the agreement do not include VAT and other taxes. All VAT and other taxes on supplies must be paid by the Licensee in addition to the prices stated.

3.3 MWB may if it wishes charge interest (both before and after any judgement) on a daily basis on any sum or part thereof outstanding in respect of any invoice in relation to which payment is overdue at a rate of 4% per cent per year above the base rate for the time being in force of National Westminster Bank plc.

3.4 MWB may make reasonable increases to any of the charges specified in this agreement at any time by giving to the Licensee at least one month’s notice in writing.

3.5 The Licensee shall indemnify MWB against all legal and other fees and expenses incurred by MWB in relation to the collection of any overdue accounts.

3.6 All payments to be made by the Licensee under this agreement shall be made without any deduction or set-off.

4. Assignment and sub-licensing

4.1 MWB may assign any of its rights or obligations arising under this agreement to any of its associated companies. MWB may sub-contract any of its obligations under this agreement.

4.2 The Licensee may not without MWB’s consent assign any of its rights or obligations arising under this agreement (such consent shall not be unreasonably withheld).

4.3 Any assignment by the Licensee of this agreement or of any licence or benefit under it shall not relieve the Licensee of any of its obligations or liabilities under this agreement.

4.4	The Licensee may not sub-license any rights granted to it under this agreement.

5. Programs Licences and Licensee Equipment

5.1 If the supply of any Services by MWB to the Licensee involves the use by the Licensee of any computer software programs, MWB shall grant (or shall procure the grant of) a licence to use the programs for the purposes for which the services are supplied. The Licensee shall comply with any terms or restrictions in relation to the computer software and its use as may be notified by MWB to the Licensee.

5.2 If MWB agrees to house outside the Accommodation any Licensee Equipment, such Licensee Equipment will be held by MWB at the Licensee’s risk. MWB will take reasonable care of such Licensee Equipment and will use its reasonable endeavours to ensure that (a) the IT Environment is kept at a temperature of approximately 21 degrees Celsius; and (b) the Provided Power is provided to the Licensee Equipment.

5.3 MWB will not do anything with or to such Licensee Equipment which the Licensee has not expressly or impliedly authorised save that MWB has the right to suspend or terminate the supply of power to the Licensee Equipment if the equipment is deemed to represent a safety or other hazard.

5.4 The Licensee warrants that any Licensee Equipment (a) will comply with all applicable regulations and nationally recognised standards which apply in the country in which the Accommodation is located, including, in the UK, IEC 950 concerning safety of information technology equipment; (b) will be and will remain safe to the extent required by law provided that MWB does not do anything in relation to it which is not in accordance with the manufacturer’s recommendations; (c) will comply in all material respects with all applicable conditions and standards of any relevant telecommunications company or provider (including but not limited to BT); and (d) will be suitable in all material respects for connection to the appropriate telecommunications network.

6. Warranty

6.1 MWB warrants that It will provide the Services with reasonable skill and care. Subject to clause 7.1 and save as expressly set out in this agreement, no conditions, warranties or other terms, whether express or implied, shall apply to the Services, including warranties of satisfactory quality and fitness for a particular purpose.

6.2 Other than as expressly set out in this agreement, MWB does not offer any warranty or guarantee regarding the continued and uninterrupted availability of the Services to the Licensee. MWB will be entitled at its discretion to take down the Services at any time in order to carry out or procure the carrying out of maintenance and support services on or in relation to the Services or for any other causes.

7. Exclusions and Limitations

7.1 MWB’s liability:

(a)	for death or personal injury caused by MWB’s negligence or the negligence of MWB’s employees or agents;

(b)	under Part I of the Consumer Protection Act 1987;

(c)	for fraudulent misrepresentation;

is not excluded or limited by this agreement, even if any other term of this agreement or the Licence Agreement would otherwise suggest that this might be the case.

7.2 Other than as set out in clause 7.1, neither MWB nor the Network Services Supplier shall be liable (whether for breach of contract, negligence or for any other reason) for any (a) loss of profits; (b) loss of sales; (c) loss of revenue; (d) loss - of any software or data; (e) loss of use of hardware, software or data; (f) loss or waste of management or staff time; or (g) any indirect, consequential or special loss.

7.3 Subject to clause 7.1, neither MWB nor the Network Services Supplier will be liable for unauthorized access to MWB’s or the Licensee’s transmission facilities or equipment or for unauthorized access to or alteration, theft or destruction of the Licensee’s data files, programs, procedures or information through accident, any other means or devices, or any other method, regardless of whether such damage occurs as a result of MWB’s or its Network Service Supplier’s negligence.

7.4 Subject to clauses 7.1 to 7.3, MWB’s liability under this agreement and in relation to anything which MWB has done or not done in connection with this agreement (and whether the liability arises because of breach of contract, negligence or for any other reason) shall be limited to:

(a)	in respect of each event or series of connected events, an amount equal to the total amount payable by the Licensee under this agreement during the 3 month period prior to the month in which the event (or, in the case of a series of connected events, the first such event) occurs; and

(b)	in total:

(i)	in respect of liability incurred during the first Year of the agreement, an amount equal to 125% of the projected charges under this agreement for that Year; or

(ii)	in respect of liability incurred during any subsequent Year, an amount equal to 125% of the total charges payable by the Licensee during the previous Year,

For the purposes of this clause 7.4, the term “Year” means a period of 12 months beginning on the date of this agreement or on any anniversary of that date.

7.5 Subject to clause 7.1, MWB shall not be liable for any delay or failure in performing any of its obligations under this agreement if such delay or failure is caused by circumstances outside MWB’s reasonable control. Such circumstances will without limitation include: (a) any act or omission of the Licensee or any Licensee personnel; (b) exceptional weather; (c) fire or explosion; (d) power or fuel supply failure or overload; (e) failure of or problem with any network (including telecommunications) other than the network of the Network Services Supplier (meaning all equipment and software operated by the Network Services Supplier up to the point at which an IP packet travelling over the network passes to equipment or software not operated and managed by the Network Services Supplier); (f) any computer virus or any hostile applet, JavaScript, ActiveX or other plug-in or other software; (g) unsolicited or “spam” e-mail;

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(h) hacking or denial of service attack; (i) war or civil disorder; (j) industrial disputes; (k) acts of government or regulatory authority or other competent authorities. If such delay or failure continues for [30] days or more then until it stops either party may terminate this agreement immediately by notice to the other.

8. Termination

8.1 Subject to the clauses below, this agreement shall continue for the Initial Term. Thereafter, the agreement shall continue until either party has terminated the agreement by giving one month’s notice to the other party (such notice to expire at any time after the Initial Term) unless the parties agree an additional further term.

8.2 MWB may terminate this agreement at any time by giving one month’s notice in writing to the Licencee.

8.3 In the event that the Licence Agreement is terminated by either party or expires:

(a)	in the case of Dedicated Leased Line Services, this agreement shall not be affected if the Licensee wishes to retain the service, save that MWB shall have the right to terminate the agreement on one month’s notice to the Licensee (such notice to expire no earlier than (but at any time after) the date of termination of the Licence Agreement);

(b)	in the case of Shared Internet Access Services, this agreement shall automatically terminate with effect from the date of such termination or expiry of the Licence Agreement.

8.4 MWB or the Licensee may terminate this agreement forthwith if:

(a)	the other breaches any term of the agreement and it is not possible to remedy that breach; or

(b)	the other breaches any term of the agreement and it is possible to remedy that breach, but the other fails to do so within 30 days of being asked to do so.

For the purposes of this clause 8, in order for it to be possible to remedy a breach it must be possible to take steps so as to put the other party in the position it would have been in if the breach had never occurred,

8.5 MWB or the Licensee may terminate this agreement if:

(a)	any steps are taken in relation to the other’s property or assets in relation to the recovery or enforcement of a debt, judgement or other sum owed (including taking possession of such assets, taking a charge over them or some other method of recovery or enforcement);

(b)	the other makes or offers to make any arrangement or composition with creditors;

(c)	any resolution or petition to wind up the other’s business (other than for the purpose of amalgamation or reconstruction) is passed or presented or if a receiver or administrative receiver of the other’s undertaking, property or assets is appointed or a petition presented for the appointment of an administrator.

8.6 Apart from any other rights which MWB might have, if the Licensee breaches this agreement MWB may suspend performance of any of its obligations or exercise of any of Licensee’s rights under this agreement until the Licensee remedies the breach to the reasonable satisfaction of MWB.

8.7 Termination of this agreement shall not affect any accrued or other rights which might be available to MWB whether under this agreement or otherwise.

8.8 Upon expiration, cancellation or termination of the agreement, the Licensee shall relinquish any IP addresses or address blocks assigned to the Licensee by MWB or the Network Services Supplier and MWB may, at any time following expiration, cancellation or termination, require Licensee to collect Licensee’s Equipment which MWB may remove from the IT Environment.

9. Data protection

9.1 If, in connection with the provision of Products or Services, MWB is required to process personal data:

(a)	each party will ensure that all personal data provided or disclosed by the other party (i) is kept confidential and reasonably secure; and (ii) is not disclosed to any unauthorised third parties. The party to whom such personal data is provided or disclosed will comply with all reasonable instructions from the providing or disclosing party relating to the security and confidentiality of the personal data;

(b)	a party to whom personal data is provided or disclosed by the other party (i) will only process that personal data in accordance with the instructions of that other party; and (ii) will not do anything with any of the personal data (including processing it) other than in accordance with instructions given by the other party;

(c)	each party (i) will obtain and maintain all appropriate registrations and consents under the Data Protection Act 1998 in order to allow that party to perform its obligations under this agreement; (ii) will process personal data in accordance with the Data Protection Act 1998; and (iii) will use its reasonable endeavours to make sure that no act or omission by it, its employees, contractors or agents results in a breach of the obligations of either party under the Data Protection Act 1998.

10. Interpretation and general terms

10.1 In addition to those words and phrases which are defined on the Order Form, and unless the context otherwise requires, the following words will have the following meanings:

“Accommodation” means the MWB serviced offices occupied by Licensee under the terms of the Licence Agreement (or any other accommodation to which the Services are provided in accordance with clause 8.3);

“Order Form” means the Order Form attached to the front of this agreement;

“Dedicated Leased Line Services” means Services which provide the Licensee with an agreed amount of dedicated non-contended bandwidth;

“Initial Term” means the period specified in the Order Form or the period from the date of this agreement until the date specified in the Order Form (as applicable);

“IT Environment” means the environment in which MWB may have agreed to house certain Licensee Equipment;

“Licence Agreement” means the Licence Agreement entered into between MWB and the Licensee as identified on the Order Form;

“Licensee Equipment” means any equipment owned or provided by the Licensee.

“Network Connection” means the Internet connection described in more detail in the Order Form;

“Network Services Supplier” means any third party supplier to MWB of certain services in connection with the provision of the Services;

“Provided Power” means the power which is to be provided to the Licensee Equipment in the IT Environment;

“Service Availability Schedule” means the schedule attached to this agreement as varied by MWB from time to time;

“Services” means the services to be supplied by MWB under this agreement as listed on the Order Form and further described in the Inventory;

“Shared Internet Access Services” means Services which provide the Licensee with access to contended bandwidth shared with users other than the Licensee.

10.2	In this agreement:

(a)	the headings are for convenience only and shall not affect its interpretation;

(b)	reference to persons shall include legal as well as natural persons and (where the context allows) references to the singular shall include the plural and vice versa;

(c)	references to clause numbers and schedules shall be to those of this agreement unless the contrary is stated;

(d)	in the event of any conflict between these terms, the Order Form and the Inventory, these terms shall prevail (and the Order Form shall prevail over the Inventory) to the extent of such conflict;

(e)	references to “include” or “including” in this agreement shall be treated as being by way of example and shall not limit the general applicability of any preceding words.

10.3 This agreement (comprising the Order Form and these terms) contains all the terms agreed between the parties in relation to the Services. Each party acknowledges that, in entering into this agreement, it has not relied upon any representation made by the other party that has not been set out in this agreement, whether in any service description document or otherwise.

10.4 If either party fails to enforce (or delays enforcing) the provisions of this agreement then such failure or delay shall have no effect on the rights of that party. Waiver by either party of any of its rights in shall not operate as a waiver of any rights in relation to any subsequent breach of this agreement. No right, power or remedy available to either party under this agreement is exclusive of any other right, power or remedy available to that party and each such right, power or remedy shall be cumulative.

10.5 Variations to this agreement shall not be effective unless they are in writing and signed on behalf of both parties.

10.6 In the event of any provision of this agreement being held for any reason to be void voidable or unenforceable this shall not affect the validity or enforceability of any other provision of this agreement or of the remainder of this agreement as a whole.

10.7 All notices, agreements and consents under this agreement shall be in writing (unless otherwise specified in this agreement). Notices to the Licensee will be considered served if handed personally to one of the Licensee’s staff at the Accommodation. Notices to MWB will be considered served if mailed by recorded or special delivery mail, postage prepaid, to MWB at MWB’s address shown in the Order Form, or such other address as MWB shall designate in writing.

10.8 No term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this agreement.

10.9 Without affecting clause 5.3(a), this agreement shall be governed by and interpreted in accordance with the laws of England. In relation to any disputes arising from or connected with this agreement, the parties submit to the jurisdiction of the English courts.

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